Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SILVERTHORNE ENERGY PARTNERS LP

a Delaware limited partnership

FIRST:                   The name of the limited partnership is Silverthorne Energy Partners LP.

SECOND:             The name of the limited partnership shall be “NGL Energy Partners LP”.

THIRD:                  The name and address of the general partner of the Company is being changed to:

Name	Mailing Address

NGL Energy Holdings LLC	6120 S. Yale, Suite 805
Tulsa, OK 74136

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 14th day of January 2011.

NGL Energy Holdings LLC (formerly
Silverthorne Energy Holdings LLC)

By:	/s/ Lorena Nichols
Lorena Nichols, Authorized Person